Exhibit 21.1

Principal Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Aster Industrial Limited	The British Virgin Islands
Lucky Knot Limited	The British Virgin Islands
Aster Graphics Company Limited	The British Virgin Islands
Aster Graphics, Inc.	California, United States
Aster Technology Holland B.V.	Netherlands
Aster Technology Italia S.R.L.	Italy
Aster Supplies GmbH	Germany
Aster Technology France	France
Aster Graphics Company Limited	Hong Kong
Jiangxi Yibo E-Tech Co., Ltd.	People’s Republic of China
Jiagnxi Leibotai E-Tech Co., Ltd.	People’s Republic of China
Yantuo (Guangdong) Technology Co., Ltd.	People’s Republic of China
Shenzhen Dinghong Shengda E-commerce	People’s Republic of China
Aster Technology UK Ltd	United Kingdom
Aster Online Company Limited	Hong Kong
Peony Trade Co., Limited	Hong Kong
White Poplar Co., Limited	Hong Kong
Joyful Product Trade Co., Limited	Hong Kong
Grand Future Trade Co., Limited	Hong Kong
Oriental Poetry Co., Limited	Hong Kong
Prosperity Product Trade Co., Limited	Hong Kong
Atlantic Marketing Co., Limited	Hong Kong
Pigeon King Co., Limited	Hong Kong
Dragon Product Trade Co., Limited	Hong Kong
Plum Blossom Co., Limited	Hong Kong
Blue Ocean Product Trade Co., Limited	Hong Kong
Your Office Supplies Company Limited	Hong Kong
Iprint Enterprise Limited	Hong Kong
Amstech Limited	Hong Kong
Aztech Enterprise Limited	Hong Kong
Supplies4u Limited	Hong Kong
Access Supplies Limited	Hong Kong
Dellon Technology Company Limited	Hong Kong
Proimage B.V.	Netherlands
Eco Imaging Inc.	California, United States
Revol Trading Inc.	California, United States
Intercon International Corp.	California, United States